Exhibit 99.2

Freescale Semiconductor Launches CEO Succession Process

Chairman and CEO Rich Beyer Committed to Smooth Transition

AUSTIN, Texas--(BUSINESS WIRE)--April 19, 2012--Freescale Semiconductor Holdings I, Ltd. (NYSE:FSL) today announced that its Board of Directors has launched a formal process to identify a successor to Chairman and CEO Rich Beyer, who has informed the Board of his decision to retire as CEO upon the appointment of a new CEO. The Board of Directors has engaged an executive recruitment firm and will consider both external and internal candidates. Beyer, 63, will continue in his role as chairman and CEO until a successor is named and seated.

Mr. Beyer joined Freescale in March 2008 and has led the transformation of the company during the past four years which culminated in an initial public offering in May 2011.

“Under Rich’s leadership, the company has strengthened its strategic focus, developed a strong leadership team, improved its market leadership positions and returned to market share growth,” said Claudius ‘Bud’ Watts, the company’s lead director. “We are pleased with the remarkable progress Rich and the Freescale team have made during the past four years.”

“I am enormously proud of the accomplishments that the Freescale management and employees have achieved in revitalizing the company,” said Beyer. “Freescale has emerged as a strong, vibrant, competitive and successful company, and I am confident it will continue on a successful path in the future.”

“We respect Rich’s desire to retire and appreciate his commitment to an orderly transition of the CEO role,” said Watts. “We will work closely with Rich as we conduct the search and execute the transition, and we are confident that Rich and the leadership team will remain focused on Freescale’s success throughout this process.”

About Freescale Semiconductor

Freescale Semiconductor is a global leader in embedded processing solutions, providing industry leading products that are advancing the automotive, consumer, industrial and networking markets. From microprocessors and microcontrollers to sensors, analog integrated circuits and connectivity - our technologies are the foundation for the innovations that make our world greener, safer, healthier and more connected. Some of our key applications and end-markets include automotive safety, hybrid and all-electric vehicles, next generation wireless infrastructure, smart energy management, portable medical devices, consumer appliances and smart mobile devices.

The company is based in Austin, Texas, and has design, research and development, manufacturing and sales operations around the world. http://www.freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor Inc. 2012.

CONTACT:
Freescale Semiconductor
Media:
Rob Hatley, 512-996-5134
robert.hatley@freescale.com
or
Investors:
Mitch Haws, 512-895-2454
mitch.haws@freescale.com